American Stock Exchange: URZ Toronto Stock Exchange: URZ Frankfurt Stock Exchange: U9E Tel: (604) 689-1659 Fax: (604) 689-1722 www.uranerz.com

Uranerz Announces Sale of Mongolian Property Interests

Casper, Wyoming, September 11, 2008 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that the Company and its joint venture partner, Bluerock Resources Ltd. (“Bluerock”), have completed the sale of 100% of their Mongolian joint venture project (the “Mongolian Project”) to Jindal Steel & Power (Mauritius) Limited (“Jindal”) for an aggregate gross sales price of U.S. $2.6 million (the “Divestiture”). The Mongolian joint venture assets, transferred by means of a subsidiary sale of the joint venture holding vehicle, Rolling Hills Resources LLC (“RHR”), were previously deemed by Uranerz to be non-core assets; the Company’s primary goal remains to carry forward its Powder River Basin projects into near-term commercial operations, subject to required regulatory approvals.

For the past three years, Bluerock has been acting as the manager of the Mongolian Project with primary responsibility over its day-to-day operations. Pursuant to a joint venture agreement between the parties, Bluerock held a 60% ownership interest in the Mongolian Project, with Uranerz holding the remaining 40%. Bluerock made expenditures during the 2006 and 2007 seasons to explore the Mongolian Project area, which resulted in Bluerock earning its 60% project interest.

The Divestiture included all Mongolian Project uranium exploration licenses, equipment, receivables and other existing material assets maintained in Mongolia, and was subject to the fulfillment of certain conditions such as the completion of a satisfactory due diligence review by Jindal and its representatives. Customary representations and warranties relating to the assets were given by each of Uranerz and Bluerock. The Divestiture provides Uranerz with an overall gain on the sale of approximately U.S. $950,000. Uranerz no longer has any property interests in Mongolia.

About Uranerz
Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options traded on the Chicago Board Options Exchange and the AMEX. Uranerz is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 121,900 acres (179 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques. The Company is continuing with its previously announced exploration drilling program in the Powder River Basin for 2008 (see Company news release dated July 9, 2008) and is on target for a total of 800,000 feet of drilling.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Uranium Project, which, when licensed and constructed, will consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Uranium Project is dependent on receipt of required regulatory approvals, but is currently projected for late 2010 or 2011.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs, the availability of future financing for exploration, and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.